December 22, 1994




Mr. David J. Tudor
Executive Vice President
Vesta Natural Gas Company
320 ONEOK Plaza
100 West Fifth Street
Tulsa, Oklahoma  74103

Dear David:

This letter (the "Settlement Letter") states the principles of the agreement between Vesta Natural Gas Company ("VNG") and Laclede Gas Company ("Laclede") to resolve their respective present disputes, claims or causes of action arising out of or related to the subject matter (the "Subject Matter") of the November 1, 1990 Gas Purchase and Sales Agreement (the "Agreement") by and between Laclede and ESCO Energy, Inc. (now known as Vesta Natural Gas Company).

Effective November 1, 1990 Laclede and VNG entered into the Agreement, pursuant to which Laclede was to purchase up to 55,000 MMBtu/day of natural gas from VNG and VNG was to sell the same to Laclede for a term beginning November 1, 1990 and for a primary term ending October 31, 2000. Laclede and VNG have conducted natural gas business pursuant to the Agreement since November 1, 1990.

The Agreement contains a section (Article VI, paragraph 3), which Laclede and VNG have referred to as the "Pricing Cap Provision." The Pricing Cap Provision delineates a method pursuant to which the "Contract Year" total aggregate price paid by Laclede to VNG is limited to the cost Laclede
". . . would have incurred during the same period had all Base Volumes been purchased from MRT under its Rate Schedule CD-1." The initials MRT refer to Mississippi River Transmission Corporation which is an interstate pipeline company that delivers gas to Laclede.

On November 1, 1993 MRT revised its interstate pipeline tariff pursuant to Federal Energy Regulatory Commission Order No. 636 ("FERC Order 636"). The revised tariff does not reflect an "MRT Rate CD-1." FERC Order 636 prohibits an interstate natural gas pipeline from establishing or charging a rate in the nature of the MRT Rate CD-1, which was a "bundled rate."

Laclede and VNG have asserted differing opinions about the effect of FERC Order 636 on the Pricing Cap Provision. VNG has asserted that the prohibition of a "bundled rate" has removed the MRT Rate CD-1 and therefore the Pricing Cap Provision no longer is applicable. Laclede has asserted that


the Pricing Cap Provision is still applicable, however that a "restructured" Pricing Cap must be applied. Laclede and VNG also differ on their respective obligations under the Agreement (Article VI, paragraph 6) regarding transportation under the Agreement on and after November 1, 1996. Throughout the course of such disputes, assertions have arisen as to other claims or causes of action related to the Subject Matter.

In consideration of the mutual promises and other considerations stated herein, Laclede and VNG have agreed to settle their Pricing Cap Provision dispute and other present disputes, claims or causes of action of any kind in any way related to the Subject Matter in accordance with the following terms and conditions:

     1. This Settlement Letter is specifically contingent upon the "Closing" of the Missouri Pipeline Company and Missouri Gas Company asset sale to Utilicorp United, Inc., as addressed in Missouri Public Service Commission Case No. GM-94-252, in which Laclede is an Intervenor (the "Closing"). In the event the Closing does not occur on or before 5:00 P.M., C.S.T., January 31, 1995, then this Settlement Letter shall be deemed null and void and neither VNG nor Laclede shall be bound by the terms and conditions set forth herein.

     2. As final and total settlement of VNG's refund obligation under the Agreement through October 31, 1994, VNG agrees to pay Laclede and Laclede agrees to accept $2,410,000 (the "Settlement Payment").
     The Settlement Payment shall be paid by wire transfer to be received by Laclede within one business day after the date of "Closing".

     3. Effective November 1, 1994, Article VI of the Agreement shall be revised as follows:

     a) Amend paragraph 3 to limit VNG's refund obligations for the contract years beginning November 1, 1994 and November 1, 1995 to $2.1 million and $2.0 million respectively.

     b) Amend paragraph 3 to provide that the calculation and comparison of costs required by such paragraph 3 shall be made comparing:

          (i) Laclede's actual gas costs for delivery of gas from the MRT system, calculated in accordance with the method reflected in Amended Schedule II (which is attached and replaces Schedule II attached to the Agreement);

                                with
          (ii) the annual calculation of Seller's charges to Buyer calculated in accordance with Schedule I attached to the Agreement.

     Each contract quarter, Laclede shall be required to provide VNG with comparison of cost data and such other information as may be reasonably necessary for VNG to ascertain the then current status of any refund exposure. Upon reasonable notice, and no more than once a year, VNG shall have the right to audit reasonably Laclede's records to verify the accuracy of data supporting the comparison calculations, including, but not limited to, gas purchase costs and MRT pipeline statements.
                                      2

     Such audit right may be exercised only by VNG utilizing a third party mutually agreeable to VNG and Laclede. Any costs related to such audit will be borne by VNG.

     c) Amend paragraph 3 to provide that refunds for contract years beginning November 1, 1994 and November 1, 1995 shall be accomplished by the application of an invoice credit, equal to the total refund due for the contract year, to the invoices presented to Laclede by VNG for October 1995 and October 1996 deliveries, respectively. Paragraph 3 shall be further amended to provide that Laclede shall have the right to set off any such refunds against amounts due on any invoices received by Laclede under the Agreement in the event VNG violates the Agreement, ceases to be engaged in the natural gas marketing business, is placed into a judicially administered receivership, files for bankruptcy, or is determined to be bankrupt by a Court of competent jurisdiction at any time before the invoice for October, 1996 becomes due and payable.

     d) Amend paragraph 1 to reflect Laclede's agreement to pay VNG 2.0 cents per MMBtu in addition to the charges set forth in such paragraph. The additional fee shall become effective November 1, 1994. Such additional charges shall not be included in the calculation and comparison of costs required by Article VI, paragraph 3, but will be included in VNG's monthly invoice to Laclede.

     e) Amend paragraph 6 to provide that in the event the parties are, for any reason whatsoever, unable to agree on price redetermination within the period specified therein, Laclede shall have no further purchase or transportation obligations under the Agreement on or after November 1, 1996, and VNG shall have no further sales or transportation obligations to Laclede under the Agreement on or after November 1, 1996.

     4. VNG commits to Laclede: (a) that VNG's firm transportation on Missouri Pipeline Company through October 31, 1996 is to be provided at rates no greater than those reflected in the tariffs filed with the Missouri Public Service Commission as of November 1, 1994; and (b) that through October 31, 1996, VNG's transportation service on Panhandle Eastern Pipe Line Company ("PEPL") is to be provided under PEPL's Rate Schedule EFT. During such time, Laclede's charges for base volumes under the Agreement attributable to Panhandle services shall not exceed $7.7 million annually, including surcharges and exclusive of fuel. If the rates billed VNG by Panhandle result in total charges of less than $7.7 million for base volumes, VNG will reduce the rates billed Laclede to reflect the lower total charges, as required by the existing Agreement.

     5. Laclede agrees not to seek judicial review of the Missouri Public Service Commission's October 12, 1994 Report and Order in Case No. GM-94-252 if the Closing occurs as provided for in paragraph number 1 hereof and the payment of $2,410,000 is received by Laclede in accordance with paragraph 2 hereof. Until such time as the Closing occurs and the Settlement Payment has been received by Laclede, Laclede may proceed with such filings and/or procedural actions, including administrative rehearing and judicial review, as are necessary to protect its previously asserted legal positions. In the event such
                                    3
     filings are made, Laclede agrees to withdraw the same and to seek termination of the proceedings upon receipt of the Settlement
     Payment.

     6. This Settlement Letter is a compromise and settlement of all present disputes, claims or causes of action between VNG and Laclede related to the entire Subject Matter. It is not intended to be, nor shall it be construed as, an admission on the part of either party that its respective interpretations were or are incorrect, or otherwise an admission of liability regarding any dispute, claim or cause of action between them related to the Subject Matter.

     7. The Agreement shall be amended as specifically set forth in this Settlement Letter. All other provisions of the Agreement shall remain in full force and effect.

     8. Laclede, VNG, and their respective successors and assigns, shall be bound by this letter unless and until it is expressly superseded by a more formal amendment to the Agreement, and any provisions of this Settlement Letter not expressly superseded by such formal amendment to the Agreement shall survive.

Please indicate VNG's agreement with the above by signing this letter on the line below.

VESTA NATURAL GAS COMPANY                LACLEDE GAS COMPANY



By: DAVID J. TUDOR                       By: KENNETH J. NEISES
    -----------------------------            ---------------------------
    David J. Tudor                           Kenneth J. Neises
    Executive Vice President                 Senior Vice President
                                              Federal Regulatory Affairs

















                                    4




                                    72